EXHIBIT 10.1

ANNUAL INCENTIVE AWARD AGREEMENT

THIS ANNUAL INCENTIVE AWARD AGREEMENT (the “Agreement”), dated as of ___________________, is between CULP, INC., a North Carolina corporation (the “Corporation”), and ____________________ (“Recipient”).

Background Statement

The Corporation desires to grant to Recipient an Annual Incentive Award (the “Award”) pursuant to the Culp, Inc. 2015 Equity Incentive Plan (the “Plan”).  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.

STATEMENT OF AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

Section 1.Grant of Award.  The Corporation hereby grants to Recipient the Award described below.

The Award will pay an incentive bonus for the Performance Period stated below to Recipient upon final determination by the Compensation Committee (the “Committee”) of the Corporation’s board of directors that a bonus payment is due pursuant to the terms of this Agreement and the Plan.

The bonus payment due hereunder is calculated with reference to the Total Bonus Percentage for the Reporting Unit in which Recipient participates.  The bonus due to Recipient is the Total Bonus Percentage for Recipient’s Reporting Unit multiplied by Recipient’s Bonus Opportunity.

Performance Period:  The Corporation’s fiscal year ending ____________.

Reporting Unit:  ____________ [or the ____________ Division (the “Division”)]

Bonus Opportunity:  Recipient’s Bonus Opportunity is _____% of Recipient’s base salary during the Performance Period.

Total Bonus Percentage for a Reporting Unit is calculated using the percentage amounts derived from Schedule A attached hereto, 80% of which is based upon the total Adjusted Operating Income results for Recipient’s Reporting Unit during the Performance Period (the “OI Bonus Percentage”), and 20% of which is based upon the total Adjusted Free Cash Flow results for Recipient’s Reporting Unit during the Performance Period (the “FCF Bonus Percentage”), in each case with straight line interpolation being used to determine OI Bonus Percentage and FCF Bonus Percentage amounts between the amounts shown on Schedule A.  Upon determination of the OI Bonus Percentage and the FCF Bonus Percentage, the Total Bonus Percentage is calculated as follows:  (80% multiplied by the OI Bonus Percentage) plus (20% multiplied by the FCF Bonus Percentage) = Total Bonus Percentage.  The maximum Bonus Percentage for this award is 200%.

“Adjusted Operating Income” shall mean operating income for a Reporting Unit as calculated and recorded on the Reporting Unit’s financial statements, but excluding (prior to) the payment of bonus payments related to bonuses awarded under this form of Agreement under the annual incentive plan, and also excluding extraordinary and non-recurring items including restructuring and related charges, goodwill or fixed asset impairment charges, prepayment fees on debt, other extraordinary charges or credits, and the effects of acquisitions, and also excluding any other items that the Committee deems appropriate for exclusion.

“Adjusted Free Cash Flow” (i) for the Corporate Shared Services Reporting Unit shall mean such Reporting Unit’s net cash provided by (used in) operating activities (which shall include and be calculated using the Adjusted Operating Income, as defined above, for the Reporting Unit), less cash capital expenditures, less payments on vendor-financed capital expenditures, plus any proceeds from sale of property, plant, and equipment, plus proceeds from life insurance policies, less premium payments on life insurance policies, plus proceeds from the sale of long-term investments associated with the Corporation’s rabbi trust, less the purchase of long-term investments associated with the Corporation’s rabbi trust, and plus or minus the effects of exchange rate changes on cash and cash equivalents, in each case as calculated and reported on the Reporting Unit’s financial statements, and also excluding any other items that the Committee deems appropriate for exclusion; and (ii) for each Division Reporting Unit shall mean such Division’s cash from earnings (which shall include and be calculated using Adjusted Operating Income, as defined above, for the Division), plus or minus cash from working capital, less cash capital expenditures, and plus proceeds from sale of property, plant, and equipment, in each case as calculated and reported by the Division, and also excluding any other items the Committee deems appropriate for exclusion.

Section 2.Vesting.  The bonus amount to be paid hereunder will vest and become payable upon final determination of the amount to be paid by the Corporation and the Committee, provided, however, that if such determination is made by the Committee prior to the Corporation’s filing with the Securities and Exchange Commission (“SEC”) of its annual report on Form 10-K that relates to the financial results for the applicable Performance Period, then the bonus amount to be paid here under will not vest and become payable until after such filing is complete.

Notwithstanding the foregoing, all unvested Awards (and a bonus payment at Recipient’s Bonus Opportunity) shall immediately vest and become payable upon the occurrence of the following:

(a)termination of Recipient’s employment by reason of the death or Disability of Recipient; or

(b)Recipient’s employment is terminated by the Corporation in anticipation of a Change of Control, or

(c)Recipient is employed by the Corporation or an affiliate thereof at the time a Change of Control occurs, and at any time during the 18-month period following such

Change of Control (provided that the bonus payment provided for hereunder shall have not already become due and been paid),

(i)Recipient’s employment is terminated by the Corporation or an affiliate thereof for any reason other than for death, Disability or Cause, or

(ii)Recipient terminates his/her employment for Good Reason within one year following the initial existence of the conditions giving rise to such Good Reason.

Section 3.Additional Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Cause” shall mean (i) the commission by Recipient of a felony (or crime involving moral turpitude); (ii) theft, conversion, embezzlement or misappropriation by Recipient of funds or other assets of the Corporation or its Subsidiaries or any other act of fraud with respect to the Corporation or its Subsidiaries (including without limitation the acceptance of bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent or unlawful misconduct by Recipient that causes significant harm to the Corporation or its Subsidiaries; or (iv) repeated instances of intoxication with alcohol or drugs while conducting business during regular business hours.

“Change of Control” shall have the meaning given to such term in the Plan.  In addition, for an award that vests according to Adjusted Operating Income or Adjusted Free Cash Flow of a Division, “Change of Control” shall be deemed to have occurred upon consummation of a sale of all or substantially all of the assets of such Division by the Corporation to an unaffiliated third party.

“Disability” shall have the meaning given to such term in the primary disability benefit plan of the Corporation in which Recipient participates.  In the absence of any such plan, “Disability” shall mean any physical or mental impairment that renders Recipient unable to perform the essential functions of Recipient’s job with the Corporation and its Subsidiaries for a period of at least 120 days, either with or without reasonable accommodation.  At the Corporation’s request, Recipient shall submit to an examination by a duly licensed physician who is mutually acceptable to the Corporation and Recipient for the purpose of ascertaining the existence of a Disability, and shall authorize the physician to release the results of Recipient’s examination to the Corporation.

“Good Reason” shall mean, without Recipient’s express written consent, the existence of any of the following conditions unless such conditions are fully corrected within thirty days after Recipient notifies the Corporation of the existence of such conditions as hereinafter provided:

(a)a material diminution in Recipient’s authority, duties or responsibilities;

(b)a material diminution in the authority, duties or responsibilities of the supervisor to whom Recipient is required to report;

(c)a material diminution in Recipient’s base salary, other than as a result of across-the-board salary reductions similarly affecting all management personnel of the Corporation; or

(d)a material change in the geographic location at which Recipient must regularly perform services for the Corporation.

Recipient shall notify the Corporation that he/she believes that one or more of the conditions described above exists, and of his/her intention to terminate employment for Good Reason as a result thereof, within sixty days after the time that he/she gains knowledge of such conditions.  Recipient shall not deliver a notice of termination of employment for Good Reason until thirty days after he/she delivers the notice described in the preceding sentence, and Recipient may do so only if the conditions described in such notice have not been fully corrected by the Corporation.

Section 4.Settlement.

As soon as reasonably practicable following (i) a determination by the Corporation that a bonus payment is due hereunder and (ii) the Corporation’s filing with the SEC of its annual report on Form 10-K that relates to the financial results for the applicable Performance Period of the Award, the bonus will be paid in cash, or will be paid in accordance with any proper and valid election under the Culp, Inc. Deferred Compensation Plan for Key Employees, but only if such election has been made in accordance with the policies and procedures of the Corporation pursuant to such plan.

Section 5.Forfeiture.  All bonus amounts that do not vest pursuant to Section 2 shall automatically be cancelled and forfeited by Recipient effective as of the earlier to occur of (a) the first day after the end of the Performance Period (to the extent that neither Adjusted Operating Income nor Adjusted Free Cash Flow for the relevant Reporting Unit is sufficient to cause any bonus payment to vest pursuant to the terms of this Agreement), (b) the termination by Recipient of his/her employment with the Corporation or its Subsidiaries for any reason, except as otherwise determined by the Committee, in its sole discretion (for example, under circumstances in which Recipient will continue providing Services to the Corporation as a director, consultant, or independent contractor following any such termination by Recipient, or such other circumstances as determined by the Committee), or (c) the termination by the Corporation of Recipient’s employment with the Corporation or its Subsidiaries for any reason (including with or without Cause) (each such event being referred to herein as a “Forfeiture Event”).  Upon the occurrence of a Forfeiture Event, all unvested bonus amounts shall automatically, without further action by the Corporation or Recipient, be cancelled and forfeited.

Section 6.Tax Matters.

(a)Recipient shall promptly pay to the Corporation all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting or payment of a bonus hereunder, and the Corporation, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Recipient all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting or payment of a bonus earned hereunder.

(b)Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if Recipient is entitled under any agreement or arrangement (including, without limitation, this Agreement) to receive compensation that would constitute a parachute payment (including, without limitation, the vesting of any rights) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) but for the operation of this sentence, then the amount of all such payments shall be reduced, as determined by the Corporation, to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to Recipient that are contingent on a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, not to exceed 2.99 times Recipient’s “base amount,” all within the meaning of Section 280G of the Code and the regulations promulgated thereunder.  The parties intend for the immediately preceding sentence to be interpreted and applied so as to prevent Recipient from receiving, with respect to a Change of Control, an excess parachute payment within the meaning of Section 280G of the Code.

Section 7.Clawback.

(a)If the Corporation’s reported financial or operating results become subject to a material negative restatement, the Committee may require Recipient to pay to the Corporation an amount corresponding to the amount that the Committee determines would not have been vested or paid if the Corporation’s results as originally published had been equal to the Corporation’s results as subsequently restated; provided that any requirement or claim under this Section 7(a) must be made, if at all, within five years after the date the amount claimed was originally vested or paid, whichever is later.

In the alternative, the Committee may require Recipient to repay or return compensation awarded hereunder pursuant to such rules as may be adopted from time to time pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, to the extent applicable.  By acceptance of any Award or bonus payment hereunder, Recipient expressly acknowledges and agrees that any and all amounts paid to Recipient hereunder are and will be fully subject to the terms of any policy regarding repayment, recoupment or clawback of compensation now or hereafter adopted by the Corporation in response to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, rulemaking of the Securities and Exchange Commission or otherwise.  Recipient acknowledges and agrees that any such policy will apply to any and all bonus amounts paid hereunder in accordance with its terms, whether retroactively or prospectively, and agrees to cooperate fully with the Corporation to facilitate the recovery of any that the Committee determines in its sole discretion is required to be recovered pursuant to the terms of such policy.

The obligations of Recipient to make payments or return bonus amounts paid hereunder under this Section 7(a) are independent of any involvement by such Recipient in events that led to the restatement.  The provisions of this Section 7(a) are in addition to, not in lieu of, any remedies that the Corporation may have against any persons whose misconduct caused or contributed to a need to restate the Corporation’s reported results.

(b)If at any time within three years of the vesting or payment of any award to Recipient under this Agreement, whichever is later, Recipient’s employment is terminated for Cause (or, if such termination is deemed not to be for Cause, but the Corporation determines at any time during such three-year period that the Corporation could have terminated Recipient’s employment for Cause based on Recipient’s conduct during his or her time of employment with the Corporation), then if any part of the underlying conduct or circumstances giving rise to such determination of Cause by the Corporation took place at any time during the applicable vesting period for each such award, as specified in this Agreement, then the Committee may require Recipient to pay to the Corporation an amount corresponding to each award that vested or was paid to Recipient pursuant to this Agreement.

By acceptance of any Award or bonus payment hereunder, Recipient expressly acknowledges and agrees that any and all amounts paid to Recipient hereunder are and will be fully subject to the terms of the foregoing clawback provision, and agrees to cooperate fully with the Corporation to facilitate the recovery of any such amounts that the Committee requires to be recovered pursuant to the foregoing.

Section 8.Miscellaneous.

(a)Governing Law.  This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.

(b)Entire Agreement; Amendment and Waiver.  This Agreement and the Award granted hereunder shall be subject to the terms of the Plan, which hereby is incorporated into this Agreement as though set forth in full herein.  Recipient hereby acknowledges receipt of a copy of the Plan.  This Agreement and the Plan reflect the entire agreement between the parties hereto and supersede any prior or contemporaneous written or oral understanding or agreement regarding the subject matter hereof.  This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

(c)Assignment; Binding Effect.  Except as permitted by the Plan, this Agreement and the Award granted hereunder may not be assigned, pledged, hypothecated or transferred by Recipient in any manner.  This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the heirs, successors and assigns of the parties hereto; provided, however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.

(d)No Right to Employment.  Nothing in this Agreement shall confer on Recipient any right to continue in the employ of the Corporation or any of its Subsidiaries.

(e)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic device shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic device shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart of this Agreement shall not affect the validity, enforceability and binding effect of this Agreement.

(f)Notices.  Any notice hereunder to the Corporation shall be addressed to the Corporation’s principal executive office, Attention: Compensation Committee, and any notice hereunder to Recipient shall be addressed to Recipient at his last address in the records of the Corporation, subject to the right of either party to designate at any time hereafter in writing a different address.  Any notice shall be deemed to have been given when delivered personally, one (1) day after dispatch if sent by reputable overnight courier, fees prepaid, or three (3) days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

[Signature page is the next page.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

CULP, INC.,
a North Carolina corporation

By:
Name:
Title:

RECIPIENT

SCHEDULE A

OI Bonus Percentage	Adjusted Operating Income Results
0%	Below $__
X	X
X	X
X	X
X	X
100%	Target Level
X	X
X	X
X	X
__%	Maximum

FCF Bonus Percentage	Adjusted Free Cash Flow Results
0%	Less than $__
X	X
X	X
X	X
X	X
100%	Target Level
X	X
X	X
X	X
__%	Maximum

A-1